      As filed with the Securities and Exchange Commission on July 28, 2000
                                                      Registration No. [_______]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         BOLDER TECHNOLOGIES CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                                      84-1166231
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                   ----------

                            4403 TABLE MOUNTAIN DRIVE
                             GOLDEN, COLORADO 80403
                                 (303) 215-7200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 ROGER F. WARREN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         BOLDER TECHNOLOGIES CORPORATION
                            4403 TABLE MOUNTAIN DRIVE
                             GOLDEN, COLORADO 80403
                                 (303) 215-7200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   COPIES TO:
                             JAMES H. CARROLL, ESQ.
                            ANDREW D. DICKINSON, ESQ.
                               COOLEY GODWARD LLP
                        2595 CANYON BOULEVARD, SUITE 250
                                BOULDER, CO 80302
                                 (303) 546-4000

                                   ----------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

      From time to time after the registration statement becomes effective.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================== =================== =========================== ========================== ================
                                         AMOUNT TO BE     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE     AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED      REGISTERED         PRICE PER SHARE(1)           OFFERING PRICE(1)      REGISTRATION FEE
------------------------------------- ------------------- --------------------------- -------------------------- ----------------
Common Stock, par value  $.001(2)     2,572,500 shares(3)         $7.3750                   $18,972,187.50           $5,008.66
===================================== =================== =========================== ========================== ================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices of the Registrant's common stock as reported on The NASDAQ National Market on July 24, 2000.

(2) Includes Preferred Share Purchase Rights ("Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock.


(3) Includes 98,461 shares of the Registrant's common stock issuable upon the exercise of a warrant.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     SUBJECT TO COMPLETION                                PRELIMINARY PROSPECTUS
                                                          DATED JULY 28, 2000


                                2,572,500 SHARES


                         BOLDER TECHNOLOGIES CORPORATION


                                  COMMON STOCK

                                   ----------

     This Prospectus covers 2,572,500 shares of our common stock, 98,461 shares of which are issuable upon the exercise of an outstanding warrant which may be exercised at any time prior to June 27, 2005. The selling stockholders identified in this Prospectus may sell these shares of common stock from time to time on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

     Our shares trade on The NASDAQ National Market under the symbol "BOLD." On July 24, 2000, the closing sale price of the common stock, as reported on The NASDAQ National Market, was $7.25.

     The selling stockholders may sell the shares of common stock described in this Prospectus in public or private transactions, on or off The NASDAQ National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholder may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. We have agreed to indemnify certain of the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933.

     We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however be paying for the expenses incurred in the offering of the shares. For their shares, the selling stockholders will receive the purchase price of the shares sold less any agents' commissions and underwriters' discounts and other related expenses. More information is provided in the section titled "Plan of Distribution" on page 12.

     Our address and telephone number are: BOLDER Technologies Corporation., 4403 Table Mountain Drive, Golden, Colorado 80403, (303) 215-7200.

                                   ----------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD ACQUIRE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   ----------

                                     , 2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Where You Can Find More Information..................................       2
The Company..........................................................       4
Forward-Looking Statements...........................................       6
Risk Factors.........................................................       7
Use of Proceeds......................................................       12
Selling Stockholders.................................................       12
Plan of Distribution.................................................       12
Description of Capital Stock.........................................       13
Legal Matters........................................................       17
Experts..............................................................       17

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. You can also inspect such materials at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C.

     Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web site, "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. Information in this Prospectus supercedes information incorporated by reference which we filed with the SEC prior to the date of this Prospectus. Information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     o    Quarterly Report on Form 10-Q for the period ended March 31, 2000;

     o    Definitive Proxy Statement dated April 28, 2000;

     o    Current Report on Form 8-K dated March 24, 2000; and

     o The description of common stock contained in BOLDER Technologies Corporation's Registration Statement on Form 8-A declared effective by the Commission on April 29, 1996, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings (excluding exhibits which are not specifically incorporated by reference into this Prospectus), at no cost to you, by writing or telephoning us at:


                                       2.

                         BOLDER Technologies Corporation
                            4403 Table Mountain Drive
                             Golden, Colorado 80403
                          Attention: Investor Relations
                            Telephone: (303) 215-7200
                            http://www.boldertmf.com

     This Prospectus constitutes a part of a registration statement on Form S-3 that has been filed with the SEC. SEC rules permit us to omit certain of the information contained in the registration statement. For such information, please refer to the registration statement on file with the SEC, including the exhibits to the registration statement. The information contained on our Web site does not constitute a part of this Prospectus.

                                   ----------

     YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                                       3.

                                   THE COMPANY

     We manufacture and market innovative rechargeable battery powered products for the consumer and other aftermarkets based on our patented thin metal film ("TMF(R)") technology. Our high power density batteries recharge very rapidly, possess no memory effect, provide superior performance in cold temperatures and are much smaller in size than conventional lead acid batteries. On a specific power (watts per kilogram) basis, our TMF(R) cells perform at 8 to 10 times the level of traditional lead acid batteries that currently provide power for automobiles, trucks and boats. We are presently manufacturing TMF(R) cells at a rate of 30,000 to 35,000 per week, and we intend to continuously enhance our manufacturing processes and capability to meet anticipated demand.

     Our high power density TMF(R) cells are designed to quickly and efficiently deliver large bursts of power. This contrasts with high energy density batteries, which are designed to provide low amounts of power over an extended period of time for applications such as laptop computers, cellular telephone and other electronic devices. We believe the performance attributes of TMF(R) batteries make them ideal for numerous applications, such as engine starting of all types (both jump starting and primary starting), as well as other applications such as standby power, industrial power quality maintenance, hybrid electric vehicles and fuel cell applications.

     We are developing products for engine starting applications in the automobile, commercial truck, motorsports and marine markets. There are two major categories of engine starting applications - jump starting and primary starting.

     o JUMP STARTING. We introduced our first commercial product, SECURESTART(TM), in September 1999. SECURESTART(TM)is an easy to use jump-starter that utilizes six of our 1 Ah (Ampere-hour) cells and built-in cables to quickly jump-start cars and trucks with "dead" batteries. The SECURESTART(TM)instant engine starter is now available through Wal-Mart, Sears stores, Target, Auto-Zone, Orchard Supply Hardware, The Tool Warehouse, Home Hardware Canada, and G. I. Joe Auto and Sporting Goods stores, as well as several catalogs including SkyMall, Herringtons and Sears. In April 2000, we commenced shipments of our marine version of the SECURESTART(TM)jump-starter, which includes corrosion proofing of the control electronics, cables and tin-plated clamp jaws, making it ideal for boating applications. The marine product is currently being sold through West Marine and Barclay Marine Distributor Corporation. In addition, we launched an e-commerce website to sell SECURESTART(TM)products directly to consumers.

     o PRIMARY STARTING. We plan to introduce dedicated starting batteries for motor boats, commercial trucks, and automobiles, beginning in the first half of 2001 with a marine dedicated starting battery that attaches to the side of the existing battery in a boat and permanently provides the starting function, even if the existing energy battery is discharged. This concept will not only provide the boat owner with a "guaranteed start" but also extend the life of the existing battery or batteries as they no longer need to perform the starting function, which is the highest drain on the battery. Subsequent to 2001, we expect to launch a dedicated truck starting battery and an auto aftermarket replacement battery. These new products will be based on our TMF(R) technology and will be designed to start a car or truck even if the traditional lead acid batteries have been fully discharged. The marine dedicated starting battery will incorporate six of our 1 Ah cells, while the truck and automobile dedicated starting batteries will incorporate six larger cells, probably in the 3 Ah to 5 Ah range.

          Due to the increasing electrical demands of the modern automobile over the course of the next several years, we believe that the world's manufacturers will replace the current 12-volt battery system in automobiles with a 36-volt battery system. Once adopted, the new system will increase electrical power, boost fuel efficiency and allow manufacturers to save significant weight from the reduction of copper wire used in each vehicle. However, conventional car batteries will weigh too much and take up too much room to be easily implemented. Using our TMF(R) technology, manufacturers will save approximately 20% to 50% of the weight and 20% to 60% of the volume of conventional car batteries. According to Autoweek magazine, BMW will be the first OEM (original equipment manufacturer) to release a 36-volt battery system car in the second half of 2002, under its flagship 7 series 2003 model. We believe several other OEMs will convert to 36-volt batteries over the course of the next several years, and that, ultimately, all cars will convert to 36-volt batteries.


                                       4.

          We granted Johnson Controls, Inc. ("JCI") a royalty-bearing worldwide exclusive license with respect to the automotive primary starting market. JCI is a major supplier of batteries to the automobile industry, and has announced plans to offer engine starting batteries, based upon our TMF(R) technology, for 36-volt systems. We wilL earn a royalty from JCI based on its sales of primary starting batteries that use TMF(R) technology. Additionally, wE plan to become a second supplier to the OEM market by introducing our own line of primary starting batteries after JCI's exclusivity ends in July 2001. JCI currently owns approximately 3.3% of our outstanding shares of common stock.

     o OTHER APPLICATIONS. In addition to engine starting, our batteries have features that are effective in applications such as standby power, industrial power quality maintenance, hybrid electric vehicles and fuel cell applications.

               o Because of its very fast response time and quick discharge capability, TMF(R) batteries are an excellent backup to providE instantaneous bridging power for electronics and for uninterruptible power supply.

               o TMF(R) batteries can be used for industrial power quality maintenance, eliminating voltage sags by instantaneously fillinG in the required power.

               o Hybrid electric vehicles typically perform poorly when high power is required, i.e., for rapid acceleration or for hill climbing. TMF(R) batteries are a natural complement for this application.

               o TMF(R) batteries can be used as a supplement to fuel cell technology for both stationary and vehicular applications. FoR stationary applications, TMF(R) batteries function as a standby power source to provide instantaneous poweR bridging for fuel cell generators or to maintain power quality. For vehicular applications, TMF(R) batterieS provide supplemental power for acceleration and hill climbing.

     We believe there are barriers to entry for potential competitors interested in developing technology similar to our TMF(R) technology.

     o INTELLECTUAL PROPERTY PROTECTION. We hold 8 issued and 10 pending United States patents and 21 issued and 13 pending foreign patents covering a number of inventions relating to various aspects of our TMF(R) technology. In addition, unfair competition and trade secrets laws protect certain aspects of our intellectual property and proprietary rights. We believe our issued and pending patents and other intellectual property rights provide significant protection for our proprietary designs and processes.

     o TECHNOLOGY AND MANUFACTURING EXPERTISE. We have invested a significant amount of time and capital in developing our TMF(R) technology and the associated manufacturing process. Through the use of sophisticated process controls, we have collected large amounts of data regarding the characteristics and performance of the TMF(R) batteries we have produced to date. We have utilized this information to substantially refine our TMF(R) battery technology and manufacturinG process. Based on our experience, we believe it would take a significant amount of time and a substantial capital investment to develop a competing high power density battery technology.

     o EXPERIENCED MANAGEMENT AND KEY EMPLOYEES. Our executive officers and key employees have extensive experience in the battery industry and, in particular, in designing, developing and producing small format, spiral-wound batteries, such as our TMF(R) batteries. We believe this specialized expertise gives us a competitive advantage.


                                       5.

     Our objective is to become a major supplier of high power density rechargeable batteries and innovative battery-powered products. Our strategies for achieving this objective include:

     o developing products that exploit the unique capabilities of TMF(R) batteries;

     o creating brand recognition for our trademarks, including SECURESTART(TM) and TMF(R);

     o using precision process control and advanced analytical tools for improved performance and reduced manufacturing costs; and

     o    protecting and enhancing our proprietary technology base.


     We were incorporated in Colorado in 1991 and reincorporated in Delaware in 1993. Our executive offices are located at 4403 Table Mountain Drive, Golden, Colorado 80403, and our telephone number is (303) 215-7200.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein include forward-looking statements. Those statements are sometimes indicated by words such as "anticipate," "estimate," "believe," "consider," "expect," "project," "intend" and similar expressions. Forward-looking statements are based on assumptions of future events, some of which will not occur. Actual results will vary from those set forth or implied in the forward-looking statements and the variances may be material. See "Risk Factors."


                                       6.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following "Risk Factors" before you decide to buy our common stock. The risks discussed below, as well as other risks not presently known to us or that we currently deem immaterial, may have a material adverse effect on our business, results of operations and financial condition.

WE HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO MANY RISKS APPLICABLE TO A YOUNG COMPANY.

     Since our inception in 1991, we have been principally engaged in research and development activities relating to our TMF(R) batteries. We commenced commercial production of our TMF(R) batteries in October 1998. We will encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production, including those set forth below.

WE HAVE A HISTORY OF LOSSES, WE EXPECT TO LOSE MONEY IN THE FUTURE AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

     We have not achieved profitability or earned substantial revenues from the sale of our products. As of June 30, 2000, we had an accumulated deficit of $62.8 million. We do not expect to be profitable prior to the second half of 2001, at the earliest. Prior to achieving profitability, we expect to incur significant losses as we continue to incur substantial sales and marketing, research and development and general and administrative expenses. No assurance can be given that we will ever be profitable or, if we do achieve profitability, that we will sustain or increase profitability.

MARKET ACCEPTANCE OF OUR TMF(R) BATTERIES AND END-USER PRODUCTS IS UNCERTAIN.

     The markets for our products are unproven, and no assurance can be given that market acceptance will be achieved. Our success will depend, in large part, on our ability to meet end-user and OEM customer requirements by developing and introducing, on a timely basis, new products and enhanced or modified versions of our existing products. There can be no assurance that we will be able to do so. We may have large inventory writedowns if our products do not sell at expected prices, or in expected quantities.

WE HAVE LIMITED EXPERIENCE IN MARKETING OUR PRODUCTS AND WE ARE DEPENDENT ON OTHERS TO DO SO.

     We have limited experience in marketing our products and will be dependent on outside sales representatives, distributors, resellers and retail operators to do so. We may not be able to obtain additional or retain any present or future sales representatives, distributors, resellers or retailers needed to develop material retail sales. It is likely that any agreements we may enter into with such persons will not be exclusive, will not have minimum purchase or resale requirements, and may be terminated by either party without cause. These other persons will not be within our control and may carry products that are competitive with our products, not give a high priority to the marketing of our products, not continue to carry our products or not adequately market our products.

WE MUST CONTINUE TO DEVELOP OUR MANUFACTURING CAPABILITIES.

     The difficulties and risks related to the implementation of our manufacturing line and new process technology have in the past, and may in the future, materially adversely affect our operating results. We have not yet operated our initial automated line at full capacity or over an extended period of time.

     In order to become profitable, we must continue to increase the production yield of our existing manufacturing line and successfully fabricate, install and qualify additional automated production equipment that will produce at acceptable yields. In addition, because we are in the early stages of commercial production, we have not yet produced batteries in quantities sufficient to absorb our fixed manufacturing costs. We will continue to report gross losses until we are able to produce batteries in quantities that allow us to absorb our manufacturing costs and generate gross profit.


                                       7.

     Because we have only one manufacturing line and expect that any additional lines we build in the foreseeable future will be located in our current building, any fire or other calamity affecting the existing line or our facility could have a material adverse effect on us.

     We will also need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in the Denver metropolitan area, the site of our manufacturing facility, is limited due to a relatively low unemployment rate.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN NEEDED.

     From our inception, we have financed our operations primarily through private and public offerings of our equity securities. We currently have capital resources to allow operation through at least December 2000. We will require substantial capital resources in the future. We do not have any availability under our loan agreement or other capital resources. Our inability to obtain required capital resources when needed would have a material adverse effect on our business, results of operations and financial condition.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our transition from a development stage company to a manufacturing company has strained and will continue to strain our managerial, operational and financial resources. If our products achieve market acceptance, we will need to increase our number of employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.

WE ARE DEPENDENT UPON EFFECTIVE STRATEGIC RELATIONSHIPS.

     Our business strategy includes relying on a limited number of strategic relationships for the commercialization of our products, assistance in the design and development of our products, and manufacturing and marketing expertise. Our existing relationships may be inadequate to, and we may be unable to enter into other relationships that will, achieve our objectives in these areas. To the extent we enter into strategic partnerships, we may be required to share revenues, contribute to expenses and grant to the other parties licenses to manufacture, market or sell products based upon our TMF(R) technology, which could adversely affect our operating results.

IF WE ARE UNSUCCESSFUL IN SELLING TO OEMS, OUR BUSINESS COULD BE HARMED.

     Our business strategy includes selling our products to OEMs, and we are investing resources to do so. No assurances can be given that we will be successful in selling to OEMs. The ability of OEMs to successfully integrate our products into their products and to successfully market those products is beyond our control.

WE RELY ON THIRD PARTIES TO MANUFACTURE PARTS FOR AND ASSEMBLE OUR PRODUCTS.

     We currently rely on third parties to manufacture parts for and assemble our SECURESTART(TM) products. We may outsource additional manufacturing and assembly work in the future. These third parties are not under our control, and their failure to perform could have a material adverse effect on our business, results of operations and financial condition.

WE ARE DEPENDENT ON OUR SUPPLIERS FOR RAW MATERIALS.

     To date, we have used sole or limited source suppliers for certain key raw materials used in our products. We have no long-term contracts or other guaranteed supply arrangements for any of these materials. If our suppliers are unable to meet our quality and volume requirements for raw materials in a timely manner and at an acceptable cost, it could have a material adverse effect on our business, results of operations and financial condition.


                                       8.

INTENSE COMPETITION EXISTS IN THE BATTERY AND ENGINE JUMP STARTING INDUSTRIES AND WE EXPECT COMPETITION TO CONTINUE TO INTENSIFY.

     Competition in the battery and engine jump starting industries is intense and is expected to increase in the future. Our competitors range from development stage companies to major domestic and international companies.

     Many of our competitors have significant financial resources, established market positions, longstanding relationships with OEMs and other customers, and significantly greater name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. No assurance can be given that we will be able to compete successfully with those companies, including with JCI in the markets where JCI has a license from us, or other competitors.

     Prestone Products Corporation (a subsidiary of AlliedSignal Corporation), Century Mfg. Co. (a subsidiary of Pentair, Inc.) and others are marketing portable jump starters for automotive, marine and other applications, some of which are priced materially lower than SECURESTART(TM), and offer a variety of features. Some of these products, with a power inverter, can also powEr computers and other small appliances. While we believe SECURESTART(TM) is superior to these other products in several respects, no assurance can be given that we will market SECURESTART(TM) successfully against the products of these other companies.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

     The battery industry has experienced, and is expected to continue to experience, rapid technological change. If competing technologies that outperform our batteries are developed and successfully introduced, our business, operating results and financial condition may be materially adversely affected.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Patents, trade secrets and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights.

     Because the status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain, we cannot be certain that any of our issued patents will afford meaningful protection against competitors with similar technology. Some foreign countries provide significantly less patent protection than the United States. We cannot be certain that our pending applications will result in issued patents.

     In addition to patent protection, we rely on the law of unfair competition and trade secrets to protect our proprietary rights. Other companies may infringe upon our patents and other proprietary rights or may obtain patents that will require us to license or design around such patents. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain. The unauthorized misappropriation of our proprietary rights could have a material adverse effect on our business, results of operations and financial condition.

WE ARE NOW, AND MAY IN THE FUTURE BE, SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT.

     We are now, and may in the future be, subject to claims alleging that we have infringed third-party proprietary rights. If we were to discover that any of our products infringed third-party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     In September 1999, Century Mfg. Co., an affiliate of Pentair, Inc., filed a complaint against us in the United Stated District Court for the District of Minnesota. Century manufactures a line of portable power and jump starting products and held discussions with us in 1996 regarding the possible incorporation of our TMF(R) batteries into its potential products. Century alleges that the concept of using a charging battery to charge and prolong the shelf life of our TMF(R) cells in a jump starting product is proprietary to Century and that, among other things, we have


                                       9.

misappropriated Century's trade secrets and breached a confidentiality agreement in producing and manufacturing SECURESTART(TM). The complaint seeks injunctive relief and unspecified damages.

     In October 1999, the Federal District Court Judge hearing the case denied Century's request for a preliminary injunction, stating that Century had not shown either a probability of prevailing on the merits or irreparable injury, both of which must be established to obtain a preliminary injunction. This determination does not dispose of the case, which remains pending trial.

     Century previously informed us that it had a United States patent application pending in which certain claims covered the SECURESTART(TM) product. In December 1999, the United States Patent Office issued the patent to Century. Thereafter, Century filed a second complaint against us in the United States District Court for the District of Minnesota. In its second complaint, Century alleged that SECURESTART(TM) infringes the patent that was recently issued by the United States Patent Office. Century's second complaint has been consolidated with the first action, and now all of Century's claims are pending in the first action.

     We have answered Century's complaint and asserted counterclaims for Century's misappropriation of our own trade secrets and confidential information. We believe that Century's claims are without merit, intend to defend against them vigorously, and intend to press vigorously our counterclaims.

WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL.

     We believe that our success will depend on the continued services of our senior management team and other key personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

ENVIRONMENTAL MATTERS MAY MATERIALLY ADVERSELY AFFECT US.

     Our operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. We are required to maintain our research and manufacturing operations in compliance with United States federal, state and local laws and regulations, including but not limited to CERCLA and OSHA, that govern the storage, use and disposal of various chemicals used in and waste materials produced by the manufacture of our TMF(R) batteries.

     We may be unable to operate in conformity with applicable environmental and safety laws and regulations. Changes in these laws or regulations may require us to incur substantial capital or operating costs to achieve or maintain compliance. Any failure by us to comply with safety laws and regulations, including adequately controlling the discharge of our hazardous materials and wastes, could have a material adverse effect on our business, results of operations and financial condition.

OUR PRODUCTS LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER PRODUCT LIABILITY CLAIMS.

     The sale of our products may expose us to products liability claims from consumers. Although we maintain products liability insurance in amounts we believe are reasonable, we cannot be certain that insurance will be adequate to cover any potential liability relating to one or more claims of products liability, or that such insurance will be available at an acceptable cost in the future.

     In this regard, lead acid batteries, including our TMF(R) battery, may develop significant internal pressures during severE overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, our batteries incorporate a Bunsen pressure relief valve which, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which when mixed with air, can cause explosions. In addition, under such conditions, toxic


                                      10.

gases or sulfuric acid spray may be released. Sulfuric acid can cause burns and other severe injuries. Such occurrences or misuse of our products may result in products liability claims against us.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     Approximately 38% of our outstanding stock is owned by three institutional investors. These stockholders may be able to significantly influence or control matters that require stockholder approval, including electing directors and approving significant corporate transactions.

CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE OUR ACQUISITION BY OTHERS AND THUS DEPRESS OUR STOCK PRICE.

     Our corporate documents, including our stockholder rights plan, and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These and other provisions could limit the price that investors might be willing to pay for our securities or preclude a sale of our company at a time and price beneficial to our stockholders.

A NUMBER OF FACTORS COULD CAUSE THE PRICES FOR OUR SECURITIES TO CONTINUE TO BE HIGHLY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL OUR SECURITIES AT OR ABOVE THE OFFERING PRICE.

     Our annual and quarterly operating results may fluctuate and may be below expectations of public market analysts and investors. If this occurs, the trading price of our securities could significantly decline. The market price of our securities could also fall if the holders of our securities sell substantial amounts of our securities, including securities issued upon the exercise of outstanding options and warrants and upon conversion of the outstanding Series A Preferred Stock. Some of our security holders are entitled to certain registration rights. The exercise of those rights could adversely affect the market price of our securities.

     For these and other reasons, the market price of our common stock has been and is likely to be volatile. No assurance can be given that investors will be able to sell our securities at or above the offering price.


                                      11.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders, the number of shares of common stock owned by each of them as of the date of this Prospectus and the number of shares of common stock which may be offered pursuant to this Prospectus. The selling stockholders may offer all, some or none of their shares of common stock.

                                   SHARES BENEFICIALLY
                                     OWNED PRIOR TO               SHARES BEING            SHARES BENEFICIALLY OWNED
NAME                                 OFFERING(1)(2)                 OFFERED                   AFTER OFFERING(2)
----                              ---------------------           ------------           ---------------------------
                                  NUMBER        PERCENT                                  NUMBER              PERCENT
                                  ------        -------                                  ------              -------

State of Wisconsin               910,800         5.30%             2,461,539             910,800              5.30%
Investment Board

Donaldson, Lufkin and                 --           --                 98,461                  --                --
Jenrette Securities
Corporation

Wheatley Blair, Inc.                  --           --                 12,500                  --                --

----------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon exercise of options currently exercisable, or exercisable within 60 days of the date of this Prospectus, are deemed outstanding for computing the percentage of the person holding such securities but are not outstanding for computing the percentage of any other person. Subject to community property laws where applicable, the persons named in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Although the selling stockholders have not expressed a specific intention as to the number of shares of common stock to be sold, the table shows the beneficial ownership that would result if all shares being offered hereby were sold. Percentage calculations are based upon approximately 17,200,000 shares of common stock outstanding as of June 30, 2000.

                              PLAN OF DISTRIBUTION

         The Company is registering the shares of common stock (the "Shares") offered by the selling stockholders hereunder. As used herein, "selling stockholders" includes pledgees, donees and transferees selling shares received from a named selling stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the selling stockholders.

         Sales of Shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may involve one or more blocked transactions) on The NASDAQ National Market, in privately negotiated transactions, through put or call options transactions, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concession or commissions from the selling stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).


                                      12.

     At any time a particular offer of Shares is made, the specific Shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

     The selling stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the selling stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Company will be permitted to suspend the use of the Prospectus which is a part of such registration statement during certain periods of time and under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of such registration statement, provide to each registered holder requesting to sell the Shares copies of such Prospectus, notify each registered holder when such registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of such securities. A holder who sells such securities pursuant to such registration statement generally will be required to be named as a selling stockholder in the related Prospectus and to deliver a Prospectus to purchasers. If a registration statement covering the Shares is not effective, such Shares may not be sold or otherwise transferred except in accordance with the provisions set forth under an exemption from registration under federal and state securities laws.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share, of which 336,200 are designated Series A Preferred Stock and 250,000 are designated Series B Junior Participating Preferred Stock. As of June 30, 2000, there were approximately 270 record holders of the Company's common stock.

COMMON STOCK

     The holders of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


                                      13.

SHAREHOLDER RIGHTS PLAN

     Each share of common stock has associated with it one right (a "Right") to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock (or in certain cases other securities) of the Company. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of January 23, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent. Prior to the occurrence of certain specified future events, the rights will not be represented by separate certificates and will be transferable with and only with the associated common stock.

     Pursuant to the Rights Agreement, in the event that, among other things, a third party acquires beneficial ownership of 15% or more of the outstanding shares of the common stock, each holder of Rights will be entitled to purchase securities of the Company having a market value equal to twice the purchase price thereof. In addition, Rights held by an Acquiring Person (as defined in the Rights Agreement) will become null and void, nontransferable and nonexercisable.

     Subject to certain limitations, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. The Rights will expire on January 23, 2008, unless earlier redeemed by the Company.

     The Company's Shareholder Rights Plan may have the effect of discouraging unsolicited takeover attempts.

     The foregoing summary of certain terms of the Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, a copy of which is on file with the Commission.

PREFERRED STOCK

     The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series and to establish the number of shares to be included in each such series and the rights, powers, preferences and limitations of each series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock or other series of preferred stock. The issuance of the preferred stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any of the preferred stock, other than the Series A Preferred Stock which was issued by the Company in October 1997. In connection with the Company's Shareholder Rights Plan, the Company would be obligated to issue shares of Series B Junior Participating Preferred Stock if such rights become exercisable.

     The Series A Preferred Stock constitutes a single series of the preferred stock of the Company consisting of 336,200 shares. All outstanding shares of Series A Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and the holders thereof will not have any preemptive rights in connection therewith. The Series A Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire such shares except as described below. Any Series A Preferred Stock converted, redeemed or otherwise acquired by the Company will, upon cancellation of such shares, have the status of authorized but unissued preferred stock subject to issuance by the Board of Directors as shares of preferred stock of any one or more other series but not as shares of Series A Preferred Stock.

     The material rights, powers, preferences and limitations of the Series A Preferred Stock are set forth below:

     o DIVIDENDS. Holders of the Series A Preferred Stock are each entitled to receive (and the Company is required to pay), when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, a semi-annual dividend payable in common stock (based upon the common stock's then fair market value) or cash or a combination of common stock and cash, at the Company's option, at an annual rate equal to (i) $4.00 per share to the extent the dividend is paid in cash and (ii) $4.50 per share to the extent the dividend is paid in common stock. If dividends are paid in cash it could require the Company to pay $1,344,000 annually. If dividends are paid in common stock it will be dilutive to the holders of common stock.


                                      14.

     o CONVERSION RIGHTS. Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into that number of shares of common stock equal to $50.00 divided by a conversion price per share equal to $15.00, subject to certain adjustments.

     o LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock are each entitled to receive out of assets of the Company available for distribution to stockholders, whether from capital surplus or earnings, before any distribution of assets is made to holders of common stock and of any other class of stock of the Company ranking junior to the Series A Preferred Stock, liquidating distributions equal to the greater of (i) $50.00 per share of such Series A Preferred Stock or (ii) the amount per share of such Series A Preferred Stock that would have been payable had each such share been converted into common stock immediately prior to such event of liquidation, dissolution or winding up, plus, in either case, accrued and unpaid dividends.

     o REDEMPTION RIGHTS. Under certain circumstances, the shares of Series A Preferred Stock are redeemable at the option of the Company, in whole or in part, at any time or from time to time out of funds legally available therefor, at $50.00 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Redemption Price"). The Redemption Price may be paid in shares of common stock or cash, or in a combination of common stock and cash, at the Company's option.

     o REDEMPTION AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE. If a Fundamental Change (as defined in the Certificate of Designation of the Series A Preferred Stock, a copy of which has previously been filed with the Commission (the "Certificate of Designation")) occurs, each holder of Series A Preferred Stock shall have the right, at the holder's option, to require the Company to redeem all of such holder's Series A Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date selected by the Company that is not less than 10 nor more than 20 days after the Final Surrender Date (as defined in the Series A Certificate of Designation), at a price per share equal to the Redemption Price. The Company may, at its option, pay all or any portion of the Redemption Price upon a Fundamental Change in shares of common stock of the Company or any successor corporation.

     o VOTING RIGHTS. The holders of Series A Preferred Stock have voting rights on all matters subject to a vote of holders of common stock on an as-converted basis. If the Series A Preferred Stock has not been redeemed prior to October 8, 2003, the Board of Directors of the Company shall be increased and the holders of Series A Preferred Stock that have not been so redeemed shall be entitled, voting as a separate class, to elect additional directors to the Board of Directors of the Company so that the number of additional directors to be elected by the Series A Preferred Stock shall constitute not less than 20% (rounded to the nearest whole number) of the total number of directors after giving effect to such increase. Such right shall exist until the Series A Preferred Stock is redeemed.

OUTSTANDING REGISTRATION RIGHTS

     Pursuant to existing agreements between the Company and certain of its stockholders, the holders (or their permitted transferees) of approximately 7,553,165 shares of common stock and 195,102 shares of common stock issuable upon the exercise of warrants to purchase common stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, on not more than two occasions, to file a registration statement under the Securities Act, at the Company's expense, with respect to their shares of common stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. However, the Holders may not require the Company to file any such registration statement within 90 days of the effective date of any prior registration statement covering the Company's common


                                      15.

stock, and the Company may defer the filing of such registration statement for up to 120 days. Further, certain of the Holders may require the Company, at its expense, to register their shares of common stock on a Form S-3, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing; provided, however, that the holders of Series A Preferred Stock may, until such time as the Series A Preferred Stock is registered pursuant to any effective registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, act by written consent so long as such action by written consent is solely being taken by, and is only applicable to, the holders of Series A Preferred Stock. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Certificate of Incorporation also provides that the authorized number of Directors may be changed only by resolution of the Board of Directors, and that Directors can only be removed for cause by a majority vote of the stockholders. In addition, the Certificate of Incorporation provides for the classification of the Board of Directors into three classes, only one of which shall be elected at any given annual meeting. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company, depressing the market price of common stock or discouraging hostile takeover bids in which stockholders of the Company could receive a premium for their shares of common stock.

LIMITATION ON DIRECTORS' LIABILITY

     The Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company acts as transfer agent and registrar for the common stock and for the Series A Preferred Stock.


                                      16.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for BOLDER Technologies Corporation by Cooley Godward LLP, Boulder, Colorado.

                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus and registration statement to the extent and for the period indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                                      17.

     NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





                                2,572,500 SHARES





                         BOLDER TECHNOLOGIES CORPORATION





                                  COMMON STOCK



                                   ----------

                                   PROSPECTUS

                                   ----------





                                     , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

         Registration fee..............................    $  5,008.66
         Printing and engraving expenses...............       2,500.00
         Legal fees and expenses.......................      10,000.00
         Accounting Fees and Expenses..................       2,500.00
         Miscellaneous.................................       2,491.34
                                                           -----------
            Total......................................    $ 22,500.00

     ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant's Bylaws provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Registrant is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

     In addition, the Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Registrant's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnification agreements with each of its directors and officers under which the Registrant has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Registrant, and the Registrant maintains directors' and officers' liability insurance.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

  EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT

  4.1*         Amended and Restated Certificate of Incorporation of the
               Registrant.

  4.2** Certificate of Designation of the Series A Preferred Stock of the Registrant.

  4.3** Amendment to Certificate of Designation of the Series A Preferred Stock of Registrant.

  4.4*** Certificate of Designation of the Series B Junior Participating Preferred Stock of the Registrant.

  4.5*         Amended and Restated Bylaws of the Registrant.

  4.6**        Amendment to the Amended and Restated Bylaws of the Registrant.

  4.7** Specimen stock certificate representing shares of Series A Preferred Stock of the Registrant.

  4.8* Specimen stock certificate representing shares of Common Stock of the Registrant.

  4.9*** Rights Agreement between the Registrant and American Stock Transfer & Trust Company, dated January 23, 1998.

  4.10***      Form of Rights Certificate.

  4.11 Warrant to purchase 98,461 shares of Common Stock of the Registrant.

  5.1          Opinion of Cooley Godward LLP.

  23.1         Consent of Arthur Andersen LLP.

  23.2         Consent of Cooley Godward LLP (included in Exhibit 5.1).

  24.1         Power of Attorney (see signature page hereto).

----------

* Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-2500-D) and incorporated herein by reference.

** Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 333-41625) and incorporated herein by reference.

*** Previously filed as an exhibit to the Registrant's January 23, 1998 Form 8-K and incorporated herein by reference.

     ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriated jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h)
     under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on July 27, 2000.

                                             BOLDER Technologies Corporation



                                             By /s/ Joseph F. Fojtasek
                                               ---------------------------------
                                                 Joseph F. Fojtasek
                                                 Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger F. Warren and Joseph F. Fojtasek his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                TITLE                                              DATE
       /s/ Roger F. Warren               Chief Executive Officer, President and                 July 27, 2000
------------------------------------     Chairman of the Board (Principal Executive
         Roger F. Warren                 Officer)


       /s/ Joseph F. Fojtasek            Chief Financial Officer and Vice President -           July 27, 2000
------------------------------------     Finance and Administration, Treasurer
         Joseph F. Fojtasek              (Principal Financial Officer)


       /s/ Wilmer R. Bottoms             Director                                               July 27, 2000
------------------------------------
         Wilmer R. Bottoms


       /s/ William D. Connor             Director                                               July 27, 2000
------------------------------------
         William D. Connor


       /s/ Robert N. Hiatt               Director                                               July 27, 2000
------------------------------------
         Robert N. Hiatt


       /s/ Donovan B. Hicks              Director                                               July 27, 2000
------------------------------------
         Donovan B. Hicks


       /s/ Daniel S. Lankford            Director                                               July 27, 2000
------------------------------------
         Daniel S. Lankford


       /s/ Carl S. Stutts                Director                                               July 27, 2000
------------------------------------
         Carl S. Stutts

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION OF DOCUMENT                                          PAGE
-------                                    -----------------------                                          ----
4.1*          Amended and Restated Certificate of Incorporation of the Registrant.                           --

4.2**         Certificate of Designation of the Series A Preferred Stock of the Registrant.                  --

4.3**         Amendment to Certificate of Designation of the Series A Preferred Stock of Registrant.         --

4.4***        Certificate of Designation of the Series B Junior Participating Preferred Stock of the
              Registrant.                                                                                    --

4.5*          Amended and Restated Bylaws of the Registrant.                                                 --

4.6**         Amendment to the Amended and Restated Bylaws of the Registrant.                                --

4.7**         Specimen stock certificate representing shares of Series A Preferred Stock of the
              Registrant.                                                                                    --

4.8*          Specimen stock certificate representing shares of Common Stock of the Registrant.              --

4.9***        Rights Agreement between the Registrant and American Stock Transfer & Trust
              Company, dated January 23, 1998.                                                               --

4.10***       Form of Rights Certificate.                                                                    --

4.11          Warrant to purchase 98,461 shares of Common Stock of the Registrant.                           A-1

5.1           Opinion of Cooley Godward LLP.                                                                 B-1

23.1          Consent of Arthur Andersen LLP.                                                                F-1

23.2          Consent of Cooley Godward LLP (included in Exhibit 5.1).                                       --

24.1          Power of Attorney (see signature page hereto).                                                 --

----------

* Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-2500-D) and incorporated herein by reference.

** Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 333-41625) and incorporated herein by reference.

*** Previously filed as an exhibit to the Registrant's January 23, 1998 Form 8-K and incorporated herein by reference.